Dynamic Alternatives Fund

(the “Fund”)

Supplement dated August 4, 2025
to the Prospectus and Statement of Additional Information (“SAI”),

each dated March 18, 2025

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Effective August 4, 2025, Antonio Caxide is stepping down from his Portfolio Manager duties with the Fund while continuing in other capacities at Hamilton Capital, LLC. Therefore, all references to Mr. Caxide in the Fund’s Prospectus and SAI are deleted in their entirety.

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You should read this Supplement in conjunction with the Fund’s Prospectus and SAI, each dated March 18, 2025. This Supplement provides information that you should know about the Fund before investing and has been filed with the Securities and Exchange Commission. This Supplement is available upon request and without charge by calling the Fund toll-free at 1-833-617-2624.

Please retain this Supplement for future reference.